EXHIBIT 3.1

TENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ZETA GLOBAL HOLDINGS CORP.

Zeta Global Holdings Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”) hereby certifies as follows:

1. That the Corporation was incorporated on May 9, 2012 under the name XL Marketing Holdings Corp.

2. That the Corporation amended and restated in its entirety its Certificate of Incorporation on May 11, 2012, pursuant to the General Corporation Law (the “Amended and Restated Certificate of Incorporation”).

3. That the Corporation amended and restated in its entirety its Amended and Restated Certificate of Incorporation on December 20, 2013, pursuant to the General Corporation Law (the “Second Amended and Restated Certificate of Incorporation”).

4. That the Corporation amended and restated in its entirety its Second Amended and Restated Certificate of Incorporation on January 15, 2014, pursuant to the General Corporation Law (the “Third Amended and Restated Certificate of Incorporation”).

5. That the Corporation filed a Certificate of Amendment on March 19, 2014 to amend its name (the “Name Change Amendment”).

6. That the Corporation amended and restated in its entirety its Third Amended and Restated Certificate of Incorporation on July 10, 2015, pursuant to the General Corporation Law (the “Initial Fourth Amended and Restated Certificate of Incorporation”).

7. That the Corporation amended its Initial Fourth Amended and Restated Certificate of Incorporation on April 17, 2017, pursuant to the General Corporation Law (the Initial Fourth Amended and Restated Certificate of Incorporation, as amended, the “Fourth Amended and Restated Certificate of Incorporation”).

8. That the Corporation amended and restated in its entirety its Fourth Amended and Restated Certificate of Incorporation on May 8, 2017, pursuant to the General Corporation Law (the “Fifth Amended and Restated Certificate of Incorporation”).

9. That the Corporation amended and restated in its entirety its Fifth Amended and Restated Certificate of Incorporation on November 8, 2017, pursuant to the General Corporation Law (the “Sixth Amended and Restated Certificated of Incorporation”).

10. That the Corporation amended and restated in its entirety its Sixth Amended and Restated Certificate of Incorporation on January 3, 2018, pursuant to the General Corporation Law (the “Seventh Amended and Restated Certificated of Incorporation”).

11. That the Corporation amended and restated in its entirety its Seventh Amended and Restated Certificate of Incorporation on January 24, 2019, pursuant to the General Corporation Law (the “Eighth Amended and Restated Certificated of Incorporation”).

12. That the Corporation amended and restated in its entirety its Eighth Amended and Restated Certificate of Incorporation on April 30, 2019, pursuant to the General Corporation Law (the “Ninth Amended and Restated Certificated of Incorporation”).

13. Pursuant to Sections 228,242, and 245 of the General Corporation Law, this Tenth Amended and Restated Certificate of Incorporation (this “Certificate”) amends and restates the provisions of the Ninth Amended and Restated Certificate of Incorporation of this Corporation, as follows:

ONE. That the name of the Corporation is: Zeta Global Holdings Corp. (the “Corporation”).

TWO. The address of its registered office in the State of Delaware is 3500 South DuPont Highway, Dover, Delaware 19901 in the County of Kent. The name of its registered agent at such address is Incorporating Services, Ltd.

THREE. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOUR. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares the Corporation is authorized to issue is Two Hundred Sixty Seven Million Seven Hundred Fifty Eight Thousand Seven Hundred Seventy Nine (267,758,779). The total number of shares of Common Stock that the Corporation is authorized to issue is Two Hundred Seven Million Six Hundred Twenty Thousand Eight Hundred (207,620,800) with a par value of $0.001 per share, of which Two Hundred Four Million Two Hundred Twenty Thousand Eight Hundred (204,220,800) are designated “Series A Common Stock” and Three Million Four Hundred Thousand (3,400,000) are designated “Series B Common Stock.” The total number of shares of Preferred Stock that the Corporation is authorized to issue is Sixty Million One Hundred Thirty-Seven Thousand Nine Hundred Seventy-Nine (60,137,979) with a par value of $0.001 per share, of which Twelve Million Seven Hundred Thousand (12,700,000) shares are designated “Series A Preferred Stock,” One Million One Hundred Thousand (1,100,000) of which are designated “Series B-1 Preferred Stock,” Four Hundred Thousand (400,000) of which are designated “Series B-2 Preferred Stock” (together with the Series B-1 Preferred Stock, sometimes referred to herein as the “Series B Preferred Stock”), Six Hundred Thousand (600,000) of which are designated “Series C Preferred Stock”, Twelve Million Two Hundred Thousand (12,200,000) of which are designated as “Series E Preferred Stock”, Two Million (2,000,000) of which are designated as “Series E-1 Preferred Stock”, Twenty Six Million (26,000,000) of which are designated as “Series F Preferred Stock”, One Million Three Hundred Three Thousand Six Hundred Twenty-One (1,303,621) of which are designated as “Series F-1 Preferred Stock”, Two Million Six Hundred Eighty-Four Thousand and Fifty (2,684,050) of which are designated as “Series F-2 Preferred Stock,” Three Hundred Eighty Three Thousand Four Hundred and Thirty Six (383,436) of which are designated as “Series F-3 Preferred Stock” and Seven Hundred Sixty-Six Thousand Eight

Hundred Seventy Two (766,872) of which are designated as “Series F-4 Preferred Stock”. The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock so that the number of shares of Common Stock remaining authorized and unissued is at all times at least equal to the number of shares of Common Stock sufficient to permit (a) the conversion of the Preferred Stock in accordance with the terms hereof and (b) the issuance of all shares of Common Stock underlying each Investor Warrant issued in accordance with the terms hereof.

Except as provided below, the number of authorized shares of any Common Stock (or any series thereof) may be increased or decreased (but not below the number of shares of Common Stock, Preferred Stock and any other securities and rights convertible into or entitling the holder thereof to receive Common Stock (or any series thereof, as the case may be) then outstanding, including the number of shares of Common Stock sufficient to permit conversion of the Preferred Stock in accordance with the terms hereof and the issuance of all shares of Common Stock underlying the Investor Warrants in accordance with the terms hereof) by the affirmative vote of the holders of a majority of the stock of the Corporation (voting together as a single series on an as-if converted to Series A Common Stock basis) irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes and series of the shares of capital stock or the holders thereof existing on the date hereof are as set forth below. References to any particular Section or Sections made in this Article 4 refer to such Section or Sections within this Article 4 unless stated otherwise:

Section 1. Dividends. Subject to the provisions of Sections 5 and 6:

(a) Series A Preferred Stock. The holders of the Series A Preferred Stock shall be entitled shall be entitled to receive, when, as and if declared by the Corporation’s Board of Directors (the “Board”), out of any assets legally available therefor, noncumulative dividends in an amount equal to $0.0354 per share per annum (appropriately adjusted for any stock splits, stock dividends, recapitalization and the like).

(b) Series B Preferred Stock. The holders of the Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets legally available therefor, cumulative dividends at the annual rate of 8% of the Series B Original Issue Price (as hereinafter defined) of each share of the Series B Preferred Stock from and including the date of issuance of such share to and including the day on which the Series B Preferred Dividend is paid on such share (the “Series B Preferred Dividend”). The Series B Preferred Dividend shall accrue from day to day, whether or not earned or declared, on each issued and outstanding share of the Series B Preferred Stock and shall be cumulative. The date on which the Corporation initially issues a share of the Series B Preferred Stock will be deemed to be its “date of issuance” regardless of the number of times transfer of such share is made on the stock records of the Corporation and regardless of the number of certificates which may be issued to evidence such share. If declared by the Board, accrued and unpaid dividends on each share of the Series B Preferred Stock shall be paid on each of March 31, June 30, September 30 and December 31 commencing March 31, 2009, while such share is outstanding, unless otherwise payable hereunder (including pursuant to Section l(h)).

(c) Series C Preferred Stock. The holders of the Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets legally available therefor, cumulative dividends at the annual rate of 8% of the Series C Original Issue Price (as hereinafter defined) of each share of the Series C Preferred Stock from and including the date of issuance of such share to and including the day on which the Series C Preferred Dividend is paid on such share (the “Series C Preferred Dividend”). The Series C Preferred Dividend shall accrue from day to day, whether or not earned or declared, on each issued and outstanding share of the Series C Preferred Stock and shall be cumulative. The date on which the Corporation initially issues a share of the Series C Preferred Stock will be deemed to be its “date of issuance” regardless of the number of times transfer of such share is made on the stock records of the Corporation and regardless of the number of certificates which may be issued to evidence such share. If declared by the Board, accrued and unpaid dividends on each share of the Series C Preferred Stock shall be paid on each of March 1, June 30, September 30 and December 31, commencing October 23, 2009, while such share is outstanding, unless otherwise payable hereunder (including pursuant to Section l(h)).

(d) Series E Preferred Stock. The holders of the Series E Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets legally available therefor, cumulative dividends at the annual rate of 8% of the Series E Original Issue Price (as hereinafter defined) of each share of the Series E Preferred Stock from and including the date of issuance of such share to and including the day on which the Series E Preferred Dividend is paid on such share (the “Series E Preferred Dividend”). The Series E Preferred Dividend shall accrue from day to day, whether or not earned or declared, on each issued and outstanding share of the Series E Preferred Stock and shall be cumulative. The date on which the Corporation initially issues a share of the Series E Preferred Stock will be deemed to be its “date of issuance” regardless of the number of times transfer of such share is made on the stock records of the Corporation and regardless of the number of certificates which may be issued to evidence such share. If declared by the Board, accrued and unpaid dividends on each share of the Series E Preferred Stock shall be paid on each of March 1, June 30, September 30 and December 31, commencing June 30, 2012, while such share is outstanding, unless otherwise payable hereunder (including pursuant to Section I(h)).

(e) Series E-1 Preferred Stock. The holders of the Series E-1 Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets legally available therefor, cumulative dividends at the annual rate of 8% of the Series E-1 Original Issue Price (as hereinafter defined) of each share of the Series E-1 Preferred Stock from and including the date of issuance of such share to and including the day on which the Series E-1 Preferred Dividend is paid on such share (the “Series E-1 Preferred Dividend”). The Series E-1 Preferred Dividend shall accrue from day to day, whether or not earned or declared, on each issued and outstanding share of the Series E-1 Preferred Stock and shall be cumulative. The date on which the Corporation initially issues a share of the Series E-1 Preferred Stock will be deemed to be its “date of issuance” regardless of the number of times transfer of such share is made on the stock records of the Corporation and regardless of the number of certificates which may be issued to evidence such share. If declared by the Board, accrued and unpaid dividends on each share of the Series E-1 Preferred Stock shall be paid on each of March 31, June 30, September 30 and December 31, commencing September 30, 2015, while such share is outstanding, unless otherwise payable hereunder (including pursuant to Section l(h)).

(f) Series F-4 Preferred Stock. The holders of the Series F-4 Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets legally available therefor, noncumulative dividends in an amount equal to $1.0432 per share per annum (appropriately adjusted for any stock splits, stock dividends, recapitalization and the like).

(g) Series F Preferred Stock. The holders of the Series F Preferred Stock (each, a “Series F Holder”) shall be entitled to receive, when, as and if declared by the Board, out of any assets legally available therefor, cumulative dividends, at the annual rate of I0%, compounded quarterly (to the extent not paid in cash) on each of March 31, June 30, September 30 and December 31, commencing May 8, 2017 (the “Initial Series F Preferred Dividend Rate”), of the Series F Original Issue Price (as hereinafter defined) of each share of the Series F Preferred Stock (plus any compounded accrued but unpaid dividends) from and including the date of issuance of such share to and including the day on which the Series F Preferred Dividend is paid on such share (the “Series F Preferred Dividend”); provided, that, effective as of immediately prior to the closing of a Qualified Initial Public Offering or a Liquidation Transaction (each as defined below), if any, in which the implied equity value of each share of the Series A Common Stock (appropriately adjusted for any stock splits, stock dividends, recapitalizations and the like made in connection with such Qualified Initial Public Offering or Liquidation Transaction) is greater than $11.58 (appropriately adjusted for any stock splits, stock dividends, recapitalizations and the like made in connection with such Qualified Initial Public Offering or Liquidation Transaction), the Initial Series F Preferred Dividend Rate shall be reduced, retroactive to the date of issuance, to an annual rate of 8%, compounded quarterly (to the extent not paid in cash) on each of March 31, June 30, September 30 and December 31, commencing May 8, 2017 (the “Adjusted Series F Preferred Dividend Rate”). In the event of any such adjustment to the Initial Series F Preferred Dividend Rate, at the option of the Series F Holders, in their sole discretion, the amount of any dividends previously paid in cash to such Series F Holders at the Initial Series F Preferred Dividend Rate in excess of the amount of such dividends that would have been paid at such time had the Adjusted Series F Preferred Dividend Rate applied (the “Excess Cash Dividend Amount”) shall be repaid by either (x) a cash payment in an amount equal to the Excess Cash Dividend Amount (without interest) by the Series F Holders to the Corporation within fifteen (15) business days of such adjustment becoming effective or, at the Series F Holders’ option or (y) the reduction by an amount up to the Excess Cash Dividend Amount (without interest) of (1) first, the amount of accrued but unpaid dividends on such shares of the Series F Preferred Stock, and (2) thereafter, the amount of the Series F Preferred Return. The Series F Preferred Dividend shall accrue from day to day, whether or not earned or declared, on each issued and outstanding share of the Series F Preferred Stock, and shall be cumulative, commencing on the date of issuance, while such share is outstanding, and compounding quarterly. The date on which the Corporation initially issues a share of the Series F Preferred Stock will be deemed to be its “date of issuance” regardless of the number of times transfer of such share is made on the stock records of the Corporation and regardless of the number of certificates which may be issued to evidence such share.

(h) General. No dividend shall be declared or paid on any shares of:

(i) Series F-1 Preferred Stock, Series F-2 Preferred Stock, Series F-3 Preferred Stock or Common Stock of the Corporation in any year until all dividends accrued through such year have been declared and paid on the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock, the Series E-1 Preferred Stock, Series F-4 Preferred Stock and the Series F Preferred Stock, and no dividend on the Series F-1 Preferred Stock, Series F-2 Preferred Stock, Series F-3 Preferred Stock or Common Stock shall be paid unless the amount of such dividend on the Series F-1 Preferred Stock, Series F-2 Preferred Stock, Series F-3 Preferred Stock and Common Stock is also paid on the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock, the Series E-1 Preferred Stock, Series F-4 Preferred Stock and the Series F Preferred Stock, in each case, on an as converted to Series A Common Stock basis;

(ii) the Series F-4 Preferred Stock in any year until all dividends accrued through such year have been declared and paid on the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock, the Series E-1 Preferred Stock and the Series F Preferred Stock and no dividends on the Series F-4 Preferred Stock shall be paid unless the amount of such dividend on the Series F-4 Preferred Stock is also paid on the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock, the Series E-1 Preferred Stock and the Series F Preferred Stock, in each case, on an as converted to Series A Common Stock basis;

(iii) the Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock in any year until all dividends accrued through such year (including any special dividends) have been declared and paid on the Series E Preferred Stock, the Series E-1 Preferred Stock and Series F Preferred and no dividends on the Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock shall be paid unless the amount of such dividend on such series of Preferred Stock is also paid on each of the Series E Preferred Stock, the Series E-1 Preferred Stock and the Series F Preferred Stock, in each case, on an as converted to Series A Common Stock basis; or

(iv) the Series E Preferred Stock or the Series E-1 Preferred Stock until all the Series F Preferred Dividends have been declared and paid on each share of the Series F Preferred Stock and no dividends on the Series E Preferred Stock or the Series E-1 Preferred Stock shall be paid unless the amount of such dividend on such series of Preferred Stock is also paid on the Series F Preferred Stock on an as converted to Series A Common Stock basis.

(i) Series E Preferred Stock and Series E-1 Preferred Stock. Except in respect of the payment of the Preferred Return, dividends on the Series E Preferred Stock and the Series E-1 Preferred Stock shall be declared and paid on a pari passu basis.

(j) Unpaid Dividends. Except as limited or restricted by Section l(h) and subject to Section 2, any accrued or declared but unpaid dividends on the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock, the Series E-1 Preferred Stock, the Series F Preferred Stock or the Series F-4 Preferred Stock shall be payable on the earliest of (i) a Liquidation Transaction, (ii) the payment of any dividends on shares of Series F-1 Preferred Stock, Series F-2 Preferred Stock, Series F-3 Preferred Stock or Common Stock or (iii) in the case of the Series F Preferred Stock, the Series F Redemption.

Section 2. Liquidation Preference.

(a) Series F Preferred Return. In the event of a Liquidation Transaction or in the event of a Series F Redemption (as defined below), prior and in preference to any distribution of any of the assets of the Corporation to any other holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock, the Series E-l Preferred Stock, the Series F-1 Preferred Stock, the Series F-2 Preferred Stock, the Series F-3 Preferred Stock, the Series F-4 Preferred Stock or Common Stock by reason of their ownership of such stock, the Series F Holders shall be entitled to receive for each outstanding share of the Series F Preferred Stock then held by them an amount equal to the Series F Preferred Return. The “Series F Preferred Return” shall be, with respect to each share of the Series F Preferred Stock: (i) within the first (1st) year anniversary of the Original Issue Date of the Series F Preferred Stock, an amount equal to the greater of (y) one (1) times the Series F Original Issue Price, plus any accrued but unpaid dividends and (z) the amount the Series F Holder would receive for each outstanding share of the Series F Preferred Stock upon conversion of all Preferred Stock into Series A Common Stock (in accordance with Section 3) immediately prior to a Liquidation Transaction; (ii) between the first ( 1st) and second (2nd) year anniversary of the Original Issue Date of the Series F Preferred Stock, an amount equal to the greater of (y) one and one quarter (1.25) times the Series F Original Issue Price, plus any accrued but unpaid dividends and (z) the amount the Series F Holder would receive for each outstanding share of the Series F Preferred Stock upon conversion of all Preferred Stock into Series A Common Stock (in accordance with Section 3) immediately prior to a Liquidation Transaction; and (iii) after the second (2nd) year anniversary of the Original Issue Date of the Series F Preferred Stock, an amount equal to the greater of (y) one and one half (1.5) times the Series F Original Issue Price, plus any accrued but unpaid dividends and (z) the amount the Series F Holder would receive for each outstanding share of the Series F Preferred Stock upon conversion of all Preferred Stock into Series A Common Stock (in accordance with Section 3) immediately prior to a Liquidation Transaction.

(b) Series E-1 Preferred Return; Series A, B, C and E Preferred Return; Series F-1 and F-2, F-3 and F-4 Preferred Return. In the event of a Liquidation Transaction, prior and in preference to any distribution of any of the assets of the Corporation to any other holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock, the Series F-1 Preferred Stock, the Series F-2 Preferred Stock, the Series F-3 Preferred Stock, the Series F-4 Preferred Stock and Common Stock by reason of their ownership of such stock, the holders of the Series E-1 Preferred Stock shall be entitled to receive for each outstanding share of Preferred Stock then held by them an amount equal to the Series E-l Preferred Return. Thereafter, prior and in preference to any distribution of any of the assets of the Corporation to any other holders of the Series F-1 Preferred Stock, Series F-2 Preferred Stock, Series F-3 Preferred Stock, Series F-4 Preferred Stock or Common Stock by reason of their ownership of such stock, the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series E Preferred Stock shall be entitled to receive for each outstanding share of Preferred Stock then held by them an amount equal to the Series A Preferred Return, the Series B Preferred Return, the Series C Preferred Return, or the Series E Preferred Return, as applicable. Thereafter, prior and in preference to any distribution of any of the assets of the Corporation to any other holders of Series F-1 Preferred Stock, Series F-2 Preferred Stock, Series F-3 Preferred Stock or Common Stock by reason of their ownership of such stock, the holders of the Series F-4 Preferred Stock shall be entitled to receive for each outstanding share of

Series F-4 Preferred Stock then held by them an amount equal to the Series F-4 Preferred Return. Thereafter, prior and in preference to any distribution of any of the assets of the Corporation to any other holders of the Series F-2 Preferred Stock, Series F-3 Preferred Stock or Common Stock by reason of their ownership of such stock, the holders of the Series F-1 Preferred Stock shall be entitled to receive for each outstanding share of Series F-1 Preferred Stock then held by them an amount equal to the Series F-1 Preferred Return. Thereafter, prior and in preference to any distribution of any of the assets of the Corporation to any other holders of the Series F-3 Preferred Stock or Common Stock by reason of their ownership of such stock, the holders of the Series F-2 Preferred Stock shall be entitled to receive for each outstanding share of Series F-2 Preferred Stock then held by them an amount equal to the Series F-2 Preferred Return. Thereafter, prior and in preference to any distribution of any of the assets of the Corporation to any other holders of the Common Stock by reason of their ownership of such stock, the holders of the Series F-3 Preferred Stock shall be entitled to receive for each outstanding share of Series F-3 Preferred Stock then held by them an amount equal to the Series F-3 Preferred Return. The “Series A Preferred Return” shall be an amount equal to the greater of (i) two (2) times the Series A Original Issue Price (as defined below), plus any declared but unpaid dividends and (ii) the amount a holder of the Series A Preferred Stock would receive for each outstanding share of the Series A Preferred Stock upon conversion of all Preferred Stock into Series A Common Stock immediately prior to a Liquidation Transaction. The “Series B Preferred Return” shall be an amount equal to the greater of (i) two (2) times the Series B Original Issue Price (as defined below), plus any accrued but unpaid dividends and (ii) the amount a holder of the Series B Preferred Stock would receive for each outstanding share of the Series B Preferred Stock upon conversion of all Preferred Stock into Series A Common Stock immediately prior to a Liquidation Transaction. The “Series C Preferred Return” shall be an amount equal to the greater of (i) two (2) times the Series C Original Issue Price (as defined below), plus any accrued but unpaid dividends and (ii) the amount a holder of the Series C Preferred Stock would receive for each outstanding share of the Series C Preferred Stock upon conversion of all Preferred Stock into Series A Common Stock immediately prior to a Liquidation Transaction. The “Series E Preferred Return” shall be an amount equal to the greater of (i) two (2) times the Series E Original Issue Price, plus any accrued but unpaid dividends and (ii) the amount a holder of the Series E Preferred Stock would receive for each outstanding share of the Series E Preferred Stock upon conversion of all Preferred Stock into Series A Common Stock immediately prior to a Liquidation Transaction. The “Series E-1 Preferred Return” shall be an amount equal to the greater of (i) the Series E-1 Original Issue Price, plus any accrued but unpaid dividends and (ii) ninety-five percent (95%) of the amount a holder of the Series E-1 Preferred Stock would receive for each outstanding share of the Series E-1 Preferred Stock upon conversion of all Preferred Stock into Series A Common Stock immediately prior to a Liquidation Transaction. The “Series F-1 Preferred Return” shall be an amount equal to either (i) in the event of a Liquidation Transaction in which the equity value of the Corporation is less than one billion dollars ($1,000,000,000), 0.58823529 times the Series F-1 Original Issue Price, plus any declared but unpaid dividends (provided, however, that such amount will be proportionately reduced to account for any shares of Series F-1 Preferred Stock subject to or used to satisfy indemnification claims by the Corporation against the holders of the Series F-1 Preferred Stock or redeemed or repurchased by the Corporation) or (ii) in the event of a Liquidation Transaction in which the equity value of the Corporation is greater than or equal to one billion dollars ($1,000,000,000), the amount a holder of the Series F-1 Preferred Stock would receive for each outstanding share of the Series F-1 Preferred Stock upon conversion of all Preferred Stock into

Series A Common Stock immediately prior to a Liquidation Transaction. The “Series F-2 Preferred Return” shall be an amount equal to either (i) in the event of a Liquidation Transaction in which the equity value of the Corporation is less than one billion dollars ($1,000,000,000), 0.58823529 times the Series F-2 Original Issue Price, plus any declared but unpaid dividends or (ii) in the event of a Liquidation Transaction in which the equity value of the Corporation is greater than or equal to one billion dollars ($1,000,000,000), the amount a holder of the Series F-2 Preferred Stock would receive for each outstanding share of the Series F-2 Preferred Stock upon conversion of all Preferred Stock into Series A Common Stock immediately prior to the Liquidation Transaction. The “Series F-3 Preferred Return” shall be an amount equal to either (i) in the event of a Liquidation Transaction in which the equity value of the Corporation is less than one billion dollars ($1,000,000,000), 0.58823529 times the Series F-3 Original Issue Price, plus any declared but unpaid dividends or (ii) in the event of a Liquidation Transaction in which the equity value of the Corporation is greater than or equal to one billion dollars ($1,000,000,000), the amount a holder of the Series F-3 Preferred Stock would receive for each outstanding share of the Series F-3 Preferred Stock upon conversion of all Preferred Stock into Series A Common Stock immediately prior to the Liquidation Transaction. The “Series F-4 Preferred Return” shall be an amount equal to the greater of (i) the Series F-4 Original Issue Price, plus any accrued but unpaid dividends and (ii) the amount a holder of the Series F-4 Preferred Stock would receive for each outstanding share of the Series F-4 Preferred Stock upon conversion of all Preferred Stock into Series A Common Stock immediately prior to a Liquidation Transaction. The Series A Preferred Return, the Series B Preferred Return, the Series C Preferred Return, the Series E Preferred Return, the Series E-1 Preferred Return, the Series F Preferred Return, the Series F-1 Preferred Return, the Series F-2 Preferred Return, the Series F-3 Preferred Return and Series F-4 Preferred Return are hereinafter referred to as the “Preferred Return.” The aggregate Preferred Return for each series of Preferred Stock shall be reduced by any dividends and distributions (including pursuant to any redemption by the Corporation) actually received in compliance with the terms hereof (including, without limitation, Section 4) by any holder of such series of Preferred Stock, on a pro rata basis among the issued and outstanding shares in such series, provided that accrued but unpaid dividends shall not be deemed to be received by a holder for purposes of foregoing.

(c) If, upon such Liquidation Transaction, the assets of the Corporation are insufficient to provide for the payment of the full aforesaid Preferred Return to the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock, the Series E-1 Preferred Stock, the Series F Preferred Stock, the Series F-1 Preferred Stock, the Series F-2 Preferred Stock, the Series F-3 Preferred Stock or Series F-4 Preferred Stock, as applicable, such assets as are available shall be distributed first to the holders of the Series F Preferred Stock until the Series F Preferred Return is paid in full in cash, second to the holders of the Series E-1 Preferred Stock until the Series E-1 Preferred Return is paid in full in cash, third, on a pari passu basis pursuant to the Preferred Return Percentage of each holder of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, and the Series E Preferred Stock until the Preferred Return for each such series is paid in full in cash, fourth, to the holders of the Series F-4 Preferred Stock until the Series F-4 Preferred Return is paid in full in cash, fifth, to the holders of the Series F-1 Preferred Stock until the Series F-1 Preferred Return is paid in full in cash, sixth, to the holders of the Series F-2 Preferred Stock until the Series F-2 Preferred Return is paid in full in cash, and seventh, to the holders of Series F-3 Preferred Stock until the Series F-3 Preferred Return is paid in full in cash. For purposes hereof, “Preferred Return Percentage” is a percentage, the numerator of which is the Preferred Return of the applicable series of Preferred Stock and the denominator of which is the aggregate Preferred Return of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, and the Series E Preferred Stock.

(d) Thereafter, all remaining assets or funds available for distribution shall be distributed pro rata to the holders of Common Stock in proportion to the number of shares of Common Stock held by them.

(e) For the purposes of this Section 2, a “Liquidation Transaction” means (i) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, (ii) any transaction or series of related transactions (including, without limitation, any reorganization, share sale, merger or consolidation, but excluding such transaction effected exclusively for the purpose of changing the domicile of the Corporation) that results in the beneficial holders of shares constituting all of the voting power of the Corporation immediately prior to such transaction or series of related transactions holding (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity) shares constituting less than a majority of the outstanding voting power of the Corporation or such surviving entity immediately after such transaction or series of related transactions, (iii) a sale, lease, or transfer (other than the grant of a mortgage or security interest in connection with indebtedness for borrowed money) of all or substantially all of the assets of the Corporation or (iv) a sale (or multiple related sales) of one or more subsidiaries of the Corporation (whether by way of merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitutes all or substantially all of the consolidated assets of the Corporation (any transaction described in clause (ii), (iii) or (iv) of the definition of a Liquidation Transaction being referred to herein as a “Sale Transaction”). Notwithstanding the foregoing, in no event shall the acquisition by the Corporation of one or more operating businesses be deemed a liquidation, dissolution or winding up of the Corporation.

(f) If any of the assets of the Corporation are to be distributed under this Section 2, or for any other purpose, in a form other than cash, then, subject to the provisions of Section 2(h), the Board shall be empowered to, and shall promptly determine in good faith the value of the assets to be distributed to the holders of the Preferred Stock and Common Stock. The Corporation shall, upon receipt of such determination, give prompt written notice of the determination to each holder of shares of the Preferred Stock and Common Stock.

(g) If the Corporation distributes securities pursuant to this Section 2 and the value of such securities is not determined pursuant to a separate agreement with the holders of the Preferred Stock or Common Stock to receive such securities relating to such distribution, such securities shall be valued as follows:

(i) Securities not subject to restrictions on free marketability:

(A) If traded on a “national securities exchange” registered with the SEC under Section 6 of the Securities Exchange Act of 1934, as amended, the value shall be deemed to be the average of the closing prices of the securities on such exchange over a ten (10) day period ending three (3) days prior to the applicable determination date;

(B) If actively traded in the over-the-counter market, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the ten (10) day period ending three (3) days prior to the applicable determination date; and

(C) In any other case, the value shall be the fair market value thereof, as determined in good faith by the Board; provided, that upon the request of the Series F Majority, such fair market value shall be determined by an independent nationally recognized valuation firm selected by the Board and reasonably acceptable to the Series F Majority.

(ii) The method of valuation of securities subject to restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Sections 2(g)(i)(A), (B) or (C) to reflect the approximate fair market value thereof; provided, that upon the request of the Series F Majority, such fair market value shall be determined by an independent nationally recognized valuation firm selected by the Board and reasonably acceptable to the Series F Majority.

(h) The Corporation shall give each holder of record of the Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than two (2) business days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of the Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least 66.7% of the voting power of all then outstanding shares of the Preferred Stock as a single class on an as converted to Series A Common Stock basis.

Section 3. Conversion. The holders of the Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. Subject to this Section 3, each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such Preferred Stock, into such number of fully paid and non-assessable shares of Series A Common Stock as is determined by dividing the applicable Original Issue Price (as defined below) of such share of the Preferred Stock by the Conversion Price (as defined below) at the time in effect for such share of Preferred Stock. The “Series A Original Issue Price” per share of the Series A Preferred Stock is $0.590688461 (appropriately adjusted for any stock splits, stock dividends, recapitalizations and the like). The “Series B Original Issue Price” per share of the Series B-1 Preferred Stock is $2.271725 and per share of the Series B-2 Preferred Stock is $2.768225 (in each case appropriately adjusted for any stock splits, stock dividends, recapitalizations and the like). The “Series C Original Issue Price” per share of the Series C Preferred Stock is $2.776441 (appropriately adjusted for any stock splits, stock dividends, recapitalizations and the like). The “Series E Original Issue Price” per share of the Series E Preferred Stock is $2.50 (appropriately adjusted for any stock splits, stock dividends, recapitalizations and the like).

The “Series E-1 Original Issue Price” per share of the Series E-1 Preferred Stock is $7.95 (appropriately adjusted for any stock splits, stock dividend, recapitalizations and the like). The “Series F Original Issue Price” per share of the Series F Preferred Stock is $8.74 (plus any accrued but unpaid dividends on such shares of Series F Preferred Stock) (appropriately adjusted for any stock splits, stock dividends, recapitalizations and the like). The “Series F-1 Original Issue Price” per share of the Series F-1 Preferred Stock is $13.04 (appropriately adjusted for any stock splits, stock dividends, recapitalizations and the like). The “Series F-2 Original Issue Price” per share of the Series F-2 Preferred Stock is $13.04 (appropriately adjusted for any stock splits, stock dividends, recapitalizations and the like). The “Series F-3 Original Issue Price” per share of the Series F-3 Preferred Stock is $13.04 (appropriately adjusted for any stock splits, stock dividends, recapitalizations and the like). The “Series F-4 Original Issue Price” per share of the Series F-4 Preferred Stock is $13.04 (appropriately adjusted for any stock splits, stock dividends, recapitalizations and the like). The Series A Original Issue Price, the Series B Original Issue Price, the Series C Original Issue Price, the Series E Original Issue Price, the Series E-1 Original Issue Price, the Series F Original Issue Price, the Series F-1 Original Issue Price, the Series F-2 Original Issue Price, the Series F-3 Original Issue Price and the Series F-4 Original Issue Price are hereinafter referred to as the “Original Issue Price”. The “Conversion Price” per share of the Series A Preferred Stock (the “Series A Conversion Price”) is $0.590688461 as of November 14, 2019, subject to adjustment from time to time as provided below. The “Conversion Price” per share of the Series B-1 Preferred Stock (the “Series B-1 Conversion Price”) is $2.271725 as of November 14, 2019 and the “Conversion Price” per share of the Series B-2 Preferred Stock (the “Series B-2 Conversion Price”) is $2.768225 as of November 14, 2019, in each case as subject to adjustment from time to time as provided below. The “Conversion Price” per share of the Series C Preferred Stock (the “Series C Conversion Price”) is $2.776441 as of November 14, 2019, subject to adjustment from time to time as provided below. The “Conversion Price” per share of the Series E Preferred Stock (the “Series E Conversion Price”) is $1.29 as of November 14, 2019, subject to adjustment from time to time as provided below. The “Conversion Price” per share of the Series E-1 Preferred Stock (the “Series E-1 Conversion Price”) is $5.96 as of November 14, 2019 (including for purposes of a conversion pursuant to Section 3(b)), subject to adjustment from time to time as provided below. The “Conversion Price” per share of the Series F Preferred Stock (the “Series F Conversion Price”) is $7.64 as of November 14, 2019 (including for purposes of a conversion pursuant to Section 3(b)), subject to adjustment from time to time as provided below (including pursuant to Section 3(f)). The “Conversion Price” per share of the Series F-1 Preferred Stock (the “Series F-1 Conversion Price”) is $13.04 as of November 14, 2019, subject to adjustment from time to time as provided below. The “Conversion Price” per share of the Series F-2 Preferred Stock (the “Series F-2 Conversion Price”) is $13.04 as of November 14, 2019, subject to the adjustment from time to time as provided below. The “Conversion Price” per share of the Series F-3 Preferred Stock (the “Series F-3 Conversion Price”) is $13.04 as of November 14, 2019, subject to the adjustment from time to time as provided below. The “Conversion Price” per share of the Series F-4 Preferred Stock (the “Series F-4 Conversion Price”) is $13.04 as of November 14, 2019, subject to the adjustment from time to time as provided below.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Series A Common Stock at the then effective applicable Conversion Price (subject to Section 3(f)) upon the closing of a firm commitment underwritten public offering on the NASDAQ Global Market or New York Stock Exchange pursuant to an effective registration statement under the Securities Act of 1933, as amended, which offering results in aggregate gross proceeds to the Corporation of not less than the Series F QIPO Threshold Amount (a “Qualified Initial Public Offering”). The “Series F QIPO Threshold Amount” shall initially be $125,000,000; provided, that the Series F QIPO Threshold Amount shall be reduced on a dollar-for-dollar basis by the cash amount actually received by the Series F Holders in respect of their shares of the Series F Preferred Stock in an IPO Redemption, but in no event shall the Series F QIPO Threshold Amount be reduced to less than $75,000,000. “IPO Redemption” means the redemption of shares of the Series F Preferred Stock on an as converted basis to Series A Common Stock (after giving effect to the IPO Discounted Conversion Price (as hereinafter defined) and all other adjustments pursuant to Section 3(f)) at a per as-converted share purchase price equal to the offering price per share of Common Stock in connection with, and to be consummated no later than the closing of, a Qualified Initial Public Offering (the “IPO Redemption Price”); provided that, for the avoidance of doubt, (i) an IPO Redemption shall be exercised by the Corporation, at the Corporation’s sole option, by delivering written notice to the Series F Holders of its intent to effect the IPO Redemption no later than forty-five (45) days prior to the date of the consummation of the Qualified Initial Public Offering (the “IPO Redemption Notice”), and (ii) in connection with an IPO Redemption, the Corporation, at its sole option, shall be permitted to use existing cash, proceeds of debt arrangements or proceeds from the Qualified Initial Public Offering to fund such IPO Redemption.

(i) IPO Redemption Mechanics.

(A) After receipt of the IPO Redemption Notice and at least five (5) days prior to the consummation of the IPO Redemption, each Series F Holder shall deliver to the Corporation in escrow the certificate or certificates representing such shares subject to the IPO Redemption Notice to the Corporation, duly assigned or endorsed for transfer (or accompanied by duly executed stock powers relating thereto), or an affidavit ofloss with respect to such certificates at the principal executive office of the Corporation or such other place as the Corporation may from time to time designate by notice to the Series F Holders, and upon the consummation of the IPO Redemption each delivered certificate shall be automatically canceled and retired simultaneously with the payment in full of the IPO Redemption Price. At the closing of the IPO Redemption, upon the delivery by the Series F Holders of such certificates or affidavits, the Corporation shall deliver to the Series F Holders the payment required for the repurchase of the Series F Preferred Stock held by each holder of Series F Preferred Stock in cash by wire transfer of immediately available funds to an account or accounts designated in writing by the Series F Holders. If the Corporation fails to deliver payment to the Series F Holders for the shares of the Series F Preferred Stock, then the Series F Holders shall thereupon be freely entitled to bring any suit, proceeding or any other action or to otherwise pursue any and all remedies to enforce the Corporation’s obligations under this Section 3 or to recover damages for the breach of this Section 3. The Corporation shall reimburse and pay over to the Series F Holders the full amount of any and all costs and expenses (including, without limitation, reasonable attorneys’ fees) relating to any such enforcement and/or recovery of damages.

(B) From and after the close of business on the date of the consummation of the IPO Redemption, unless there shall have been a failure to timely pay the IPO Redemption Price in full (and in cash), all rights of the Series F Holders (except the right to receive the IPO Redemption Price) shall cease with respect to the redeemed shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

(c) Mechanics of Conversion. No fractional shares of Series A Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled (after aggregating all shares of Preferred Stock held by such holder to be converted, such that the maximum number of whole shares of Series A Common Stock is issued to such holder upon conversion), the Corporation shall pay cash equal to such fraction multiplied by the then effective applicable Conversion Price of such Preferred Stock. Before any holder of the Preferred Stock shall be entitled to convert the same into shares of Series A Common Stock pursuant to Section 3(a), such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such Preferred Stock, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of the Preferred Stock to be converted, and the Person or Persons entitled to receive the shares of Series A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Series A Common Stock as of such date. In the event of an automatic conversion pursuant to Section 3(b), the outstanding shares of the Preferred Stock shall be converted automatically without any further action by the holder of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or the transfer agent for such Preferred Stock; and the Corporation shall not be obligated to issue certificates evidencing the shares of Series A Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of the Preferred Stock are either delivered to the Corporation or the transfer agent for such Preferred Stock as provided above, or the holder notifies the Corporation or the transfer agent for such Preferred Stock that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable thereafter, issue and deliver to such address as the holder may direct, a certificate or certificates for the number of shares of Series A Common Stock to which such holder shall be entitled. If the conversion is in connection with a public offering of securities described in Section 3(b), the conversion shall be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, and the conversion shall not be deemed to have occurred until immediately prior to the closing of such sale of securities.

(d) Status of Converted Stock. In the event any shares of the Preferred Stock shall be converted pursuant to this Section 3, the shares so converted shall be canceled and shall not be reissued by the Corporation.

(e) Adjustment of Conversion Price. The Conversion Price shall be subject to adjustment from time to time as follows:

(i) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided by stock split, stock dividend or otherwise, into a greater number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated into a lesser number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(ii) Adjustments for Stock Dividends and Other Distributions. In the event the Corporation makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution (excluding repurchases of securities by the Corporation not made on a pro rata basis) payable in property, in securities of other Persons or of the Corporation other than shares of Common Stock or evidences of indebtedness of other Persons or of the Corporation, and other than as otherwise adjusted for in this Section 3 or as provided for in Section I in connection with a dividend, then and in each such event the holders of Preferred Stock shall receive, at the time of such distribution, the amount of any such distribution that they would have received had their Preferred Stock been converted into Common Stock immediately prior to the date of such event. Wherever a distribution provided for in this Section 3(e)(ii) is payable in property other than cash, the value of such distributions shall be deemed to be the fair market value of such property as determined in the manner set forth in Section 2(f).

(iii) Adjustments for Reorganizations, Reclassifications or Similar Events. If the Series A Common Stock shall be changed into the same or a different number of shares of any other class or series of stock or other securities or property, whether by capital reorganization, reclassification or otherwise, then each share of the Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Series A Common Stock deliverable upon conversion of such shares of Preferred Stock shall have been entitled upon such reorganization, reclassification or other event. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 to the end that the provisions of this Section 3(e)(iii) (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(iv) Adjustments for Diluting Issues. In addition to the adjustment of the Conversion Prices provided above, the Conversion Prices shall be subject to further adjustment from time to time as follows:

(A) Definitions.

(1) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities;

(2) “Original Issue Date” shall mean the date on which the first share of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock, the Series E-1 Preferred Stock or the Series F Preferred Stock, as applicable, was first issued;

(3) “Convertible Securities” shall mean securities (including any warrants) convertible, either directly or indirectly, into or exchangeable for Common Stock;

(4) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 3(e)(iv)(C) deemed to be issued) by the Corporation after the Original Issue Date other than shares of Common Stock issued (or, pursuant to Section 3(e)(iv)(C) deemed to be issued):

(i) to employees, consultants or directors of the Corporation and its direct or indirect wholly-owned subsidiaries pursuant to stock option, stock grant, stock purchase or similar plans or arrangements (including warrants) approved by the Board, so long as such issuance, does not exceed (a) 1% per calendar year on a fully diluted as converted basis (provided, however to the extent that the actual issuance during the applicable calendar year by the Corporation is less than the 1%, then such shortfall shall be carried over to the following year(s) and shall increase the respective annual 1% threshold by the amount carried over) plus (b) the number of options and/or restricted stock shares that are cancelled and/or forfeited without payment of consideration to the Corporation shall be added back to the available pool and shall increase the respective annual I% threshold by such amount;

(ii) to equipment lessors, banks, financial institutions or similar entitles in transactions approved by the Board in accordance with Section 4(f) in connection with debt financing or similar transactions;

(iii) as a dividend or other distribution, in each case, in connection with which an adjustment to the Conversion Price is made pursuant to Sections 3(e)(i), (ii) or (iii);

(iv) in a Qualified Initial Public Offering of the Common Stock that is approved by the Board;

(v) in a bona fide merger or acqms1tlon transaction (including asset acquisition) or corporate partnering transaction that is approved by the Board in accordance with Section 4(f);

(vi) upon conversion of the Preferred Stock; or

(vii) upon exercise of the Investor Warrants.

(B) No Adjustment of Conversion Price.

(1) No adjustment in the Conversion Price for a particular series of Preferred Stock shall be made pursuant to Section 3(e)(iv)(D) unless the consideration per share for an Additional Share of Common Stock issued (or, pursuant to Section 3(e)(iv)(C), deemed to be issued) by the Corporation is less than the Conversion Price for such series of Preferred Stock in effect on the date of, and immediately prior to, such issue; provided, that any such adjustment shall not have the effect of increasing the Conversion Price to an amount which exceeds the Conversion Price existing immediately prior to such adjustment.

(2) Notwithstanding anything in this Section 3(e) to the contrary, (i) the holders of a majority of the then outstanding shares of the Series F Preferred Stock (the “Series F Majority”) voting together as a single class may agree in writing that no adjustment in the Series F Conversion Price shall be made with respect to an issuance of Additional Shares of Common Stock in which case no adjustment in the Series F Conversion Price shall be made; and (ii) the holders of at least 66.7% of the voting power of the then outstanding shares of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock and the Series E-1 Preferred Stock, voting together as a single class on an as converted to Series A Common Stock basis may agree in writing that no adjustment in the Series A Conversion Price, the Series B-1 Conversion Price, the Series B-2 Conversion Price, the Series C Conversion Price, the Series E Conversion Price, the Series E-1 Conversion Price, the Series F-l Conversion Price, the Series F-2 Conversion Price, the Series F-3 Conversion Price and Series F-4 Conversion Price shall be made with respect to an issuance of Additional Shares of Common Stock in which case no adjustment in the applicable Conversion Price shall be made.

(C) Deemed Issue of Additional Shares of Common Stock. Except as otherwise provided in Sections 3(e)(iv)(A) or 3(e)(iv)(B), in the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of any holders of any series of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date; provided, that in any such case in which additional shares of Common Stock are deemed to be issued:

(1) no further adjustment in the Conversion Price shall be made upon the subsequent issue of such Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof or upon the occurrence of a record date with respect thereto, and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease;

(3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof or upon the occurrence of a record date with respect thereto, and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(i) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities, whether or not converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

(ii) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(4) no readjustment pursuant to Sections 3(e)(iv)(C)(2) or (3) above shall have the effect of increasing the Conversion Price to an amount which exceeds the Conversion Price existing immediately prior to the original adjustment with respect to the issuance of such Options or Convertible Securities, as adjusted for any Additional Shares of Common Stock issued (or, pursuant to Section 3(e)(iv)(C), deemed to be issued) between such original adjustment date and such readjustment date;

(5) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options; and

(6) in the case of any Option or Convertible Security with respect to which the maximum number of shares of Common Stock issuable upon exercise or conversion or exchange thereof is not determinable, no adjustment to the Conversion Price shall be made until such number becomes determinable.

(D) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. Subject to the limitations set forth in Section 3(e)(iv)(B), above, if Additional Shares of Common Stock are issued (or, pursuant to Section 3(e)(iv)(C), deemed to be issued) without consideration or for a consideration per share (computed on an as-converted to Series A Common Stock basis) less than any applicable Conversion Price in effect on the date of, and immediately prior to, such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest tenth of a cent) determined by multiplying such Conversion Price by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purposes of this Section 3(e)(iv)(D), all shares of Common Stock issuable upon exercise of outstanding Options, upon conversion of outstanding Convertible Securities, shall be deemed to be outstanding.

(E) Determination of Consideration. For purposes of this Section 3(e)(iv), the consideration received by the Corporation for any Additional Shares of Common Stock issued (or, pursuant to Section 3(e)(iv)(C), deemed to be issued) shall be computed as follows:

(1) Cash and Property. Such consideration shall:

(i) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation after deducting any commissions paid by the Corporation with respect to such issuance;

(ii) insofar as it consists of securities and the value of such securities is not determinable by reference to a separate agreement, (a) if the securities are then traded on a national securities exchange, then the value shall be computed based on the average of the closing prices of the securities on such exchange over the ten (10) day period ending on the date of receipt by the Corporation, (b) if the securities are actively traded over-the-counter, then the value shall be computed based on the average of the closing bid prices over the ten (10) day) period ending on the date of receipt by the Corporation, and (c) if there is no active public market, then the value shall be computed based on the fair market value thereof on the date of receipt by the Corporation, as determined in good faith by the Board; provided, that upon the request of the Series F Majority, such fair market value shall be determined by an independent nationally recognized valuation firm selected by the Board and reasonably acceptable to the Series F Majority;

(iii) insofar as it consists of property other than cash and securities, be computed at the fair market value thereof at the time of such issuance, as determined in good faith by the Board; provided, that upon the request of the Series F Majority, such fair market value shall be determined by an independent nationally recognized valuation firm selected by the Board and reasonably acceptable to the Series F Majority; and

(iv) if Additional Shares of Common Stock are issued (or, pursuant to Section 3(e)(iv)(C), deemed to be issued) together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i), (ii) and (iii) above, as determined in good faith by the Board.

(2) Options and Convertible Securities. The consideration received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3(e)(iv)(C), relating to Options and Convertible Securities, shall be the sum of (x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus (y) the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(f) Adjustments of Series F Conversion Price. In addition to the adjustments provided under Section 3(e), the shares of Series F Preferred Stock shall also be subject to adjustment as follows:

(i) The Series F Conversion Price in a Qualified Initial Public Offering pursuant to Section 3(b) shall be set at the lower of(A) the Series F Conversion Price (as may be adjusted from time to time, including pursuant to Section 3(f)(ii)) and (B) (x) if the Qualified Initial Public Offering occurs within 24 months of the Original Issue Date of the Series F Preferred Stock, an amount equal to 90% of the price at which each share of Series A Common Stock (appropriately adjusted for any stock splits, stock dividends, recapitalizations and the like made in connection with such Qualified Initial Public Offering) is offered in such Qualified Initial Public Offering (the “IPO Discounted Conversion Price”) or (y) if the Qualified Initial Public Offering occurs following such 24-month anniversary, the IPO Discounted Conversion Price as further reduced by 2.5% per calendar quarter (effective as of the last day of each such calendar quarter); provided, that in no event shall the IPO Discounted Conversion Price be reduced to an amount lower than 80% of the price at which each share of Series A Common Stock (appropriately adjusted for any stock splits, stock dividends, recapitalizations and the like made in connection with such Qualified Initial Public Offering) is offered in such Qualified Initial Public Offering pursuant to this Section 3(f)(i).

(ii) If a Qualified Initial Public Offering has not occurred on or before the third (3rd) anniversary of the Original Issue Date of the Series F Preferred Stock, the Series F Conversion Price shall be reduced by 0.5% per calendar quarter (effective as of the last day of each such calendar quarter); provided, that, in no event shall the aggregate discount to the Series F Conversion Price pursuant to this Section 3(f)(ii) exceed 4%.

(g) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the Preferred Stock to which such adjustment pertains a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Prices for such shares of Preferred Stock, at the time in effect, and (iii) the number of shares of Series A Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s Preferred Stock.

(h) Notices of Record Date. In the event of taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of the Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Series A Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of shares of Series A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Series A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Series A Common Stock to such number of shares as shall be sufficient for such purpose including, without limitation, seeking the requisite stockholder approval of any necessary amendment to this Certificate.

(j) Notices. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

Section 4. Voting.

(a) General. Except as otherwise required by law, when the holders of the Preferred Stock and Series A Common Stock vote together as one class, each holder of the Preferred Stock shall be entitled to the number of votes equal to the number of shares of Series A Common Stock into which the shares of Preferred Stock so held could be converted at the record date for determination of the stockholders entitled to vote, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as required by law or as otherwise set forth herein, all shares of all series of Preferred Stock and all shares of Series A Common Stock shall vote together as a single class on an as converted to Series A Common Stock basis. Fractional votes by the holders of the Preferred Stock shall not, however, be permitted, and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded down to the nearest whole number.

(b) Election of Directors. Subject to the terms and conditions of the Amended and Restated Stockholders’ Agreement entered into as of May 18, 2017 by and among the Corporation and the other parties from time to time party thereto, as amended from time to time (the “Stockholders’ Agreement”), the number of directors constituting the Board shall be set at six (6) members, and the presence of at least four (4) directors shall be required to constitute a quorum of the Board.

(c) Common Stock. Each holder of shares of Series A Common Stock shall be entitled to one vote for each share thereof held. The holders of shares of Series B Common Stock shall not have voting rights. Subject to compliance with applicable protective and conversion rights privileges that have been granted to the Preferred Stock in this Certificate, the number of authorized shares of Common Stock, and any series thereunder, may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

(d) Approval by Preferred Stock. In addition to any other class or series vote that may be required by law, the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent) of the holders of a majority of the then outstanding shares of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock and the Series E-1 Preferred Stock , voting as a single class on an as converted to Series A Common Stock basis:

(i) No Change. Amend, alter, waive, repeal or change the rights, preferences, privileges or restrictions of the Preferred Stock including, without limitation, by way of amendment, alteration, waiver or change in the Corporation’s Bylaws or Certificate;

(ii) Create Any New Class or Series. Authorize or issue any Equity Security including any security convertible into any such Equity Security, having any dividend rights, redemption rights, voting rights or liquidation privileges senior to or on a parity with the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock or the Series E-1 Preferred Stock; for purposes hereof, “Equity Securities” means all shares of capital stock of the Corporation (whether voting or non-voting and whether ordinary or preferred), all securities convertible into or exchangeable for shares of capital stock of the Corporation (whether voting or non-voting and whether ordinary or preferred), and all options, warrants, and other rights to purchase or otherwise acquire from the Corporation shares of such capital stock, including any stock appreciation or similar rights, contractual or otherwise (excluding, for the avoidance of doubt, the Investor Warrants);

(iii) Sale or Liquidation. Enter into a Liquidation Transaction;

(iv) Board. Increase or decrease the authorized size of the Board from six (6) members (other than pursuant to the Stockholders’ Agreement); or

(v) Amendment. Amend this Section 4(d).

(e) Approval by Series E-1 Preferred Stock. In addition to any other class or series vote that may be required by law, the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent) of the holders of at least a majority of the then outstanding shares of the Series E-1 Preferred Stock voting together as a separate class (i) amend, alter, waive or change the terms, designations, powers, rights, preferences, privileges or relative, participating, optional or other special rights, or the qualifications, limitations or restrictions, of the Series E-1 Preferred Stock, including, without limitation, by way of amendment, alteration, waiver or change in the Corporation’s Bylaws or Certificate, (ii) authorize or issue any Equity Security including any security convertible into any such Equity Security, having any dividend rights or liquidation privileges senior to the Series E-1 Preferred Stock, (iii) agree to any action which may impair the Corporation’s ability to honor the rights, preferences and privileges of the Series E-1 Preferred Stock or (iv) amend this Section 4(e).

(f) Approval by Series F Preferred Stock. In addition to any other class or series vote that may be required by law, the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent) of the Series F Majority voting together as a separate class:

(i) No Change; Create Any New Class or Series; Alter Existing Rights. (A) Amend, alter, waive or change the terms, designations, powers, rights, preferences, privileges or relative, participating, optional or other special rights, or the qualifications, limitations or restrictions, of (x) the Series F Preferred Stock or (y) any other Equity Security in a manner that would result in an adverse change to any of the terms, designations, powers, rights, preferences, protections or privileges of the Series F Preferred Stock, including, without limitation, by way of amendment, alteration, waiver or change in the Corporation’s Bylaws or Certificate, (B) authorize or issue any Equity Security including any security convertible into any such Equity Security, (x) having any dividend rights, redemption rights, voting rights or liquidation privileges senior to or on a parity with the Series F Preferred Stock (including, in any event, any issuance of equity securities by any direct or indirect wholly-owned subsidiaries of the Corporation) or (y) to any employees, consultants, advisors or directors of the Corporation and its direct or indirect wholly-owned subsidiaries that are not issued pursuant to stock option, stock grant, stock purchase or similar plans or arrangements (including warrants) approved by the Board, (C) agree to any action which may impair the Corporation’s ability to honor the rights, preferences and privileges of the Series F Preferred Stock, (D) make any special distributions on or with respect to any Equity Securities, or (E) redeem or repurchase any Equity Securities other than pursuant to the Series E Permitted Redemption or the Additional Stock Redemption, each as defined and pursuant to the Series F Stock Purchase Agreement;

(ii) Sale or Liquidation. Enter into any Liquidation Transaction in which the Series F Holders do not receive the Series F Preferred Return with respect to all shares of the Series F Preferred Stock held by them in full either in the form of cash and/or in the form of Marketable Securities;

(iii) Board. Increase or decrease the authorized size of the Board from six (6) members (other than pursuant to the Stockholders’ Agreement);

(iv) Affiliate Transaction. Enter into, amend, terminate or fail to enforce any contract, agreement, understanding, transaction or activity with any Affiliate of the Corporation (including, without limitation, any transaction with CAIVIS Acquisition Corp. II, a Delaware corporation, CAIVIS Acquisition Corp. IV, a Delaware corporation, CAIVIS Investment Company V, LLC a Delaware limited liability company, or any other related CAIVIS entities that exist as of the date hereof or may exist after the date hereof (collectively referred to as “CAIVIS”) (each an “Affiliate Transaction”); provided, that the following shall not be deemed an Affiliate Transaction and shall not require the approval of the holders of the Series F Preferred Stock: (A) payment of a management fee in an amount equal to or less than $2,000,000 in the aggregate per annum from the Corporation to CAIVIS (the “CAIVIS Management Fee”) (provided, however, payment of the CAIVIS Management Fee shall cease upon the earliest of (x) six (6) months prior to a Qualified Initial Public Offering, (y) December 31, 2019 (or such later date agreed to by the Series F Majority) or (z) a Liquidation Transaction), (B) transactions between or among the Corporation and its wholly-owned subsidiaries, (C) ordinary course compensation arrangements with officers, directors and employees in the ordinary course of business and that are consistent with past practice, (D) any transaction that the Corporation can reasonably demonstrate is (x) in the ordinary course of business and (y) on terms that are no less favorable to the Corporation (or applicable subsidiary) than those that would be obtained from a unaffiliated third party, and (E) any contract, agreement, understanding, transaction or activity between the Corporation and an Affiliate (x) in existence as of the date hereof on market terms that would be obtained from a unaffiliated third party or (y) that is immaterial and is entered into after the date hereof;

(v) Dividends; Distributions; Redemptions. Declare or pay any dividends or make any distributions of cash, property or securities of the Corporation in respect of its Equity Securities or equity securities of its direct or indirect subsidiaries, or apply any of its assets to the redemption, retirement, purchase or other acquisition of its Equity Securities, directly or indirectly, through subsidiaries or otherwise, except for (A) the Series E Permitted Redemption or the Additional Stock Redemption, each as defined and pursuant to the Series F Stock Purchase Agreement or (B) the redemption of the Series F Preferred Stock and the Series E-1 Preferred Stock pursuant to and as provided in this Certificate;

(vi) Acquisitions. Acquire (by itself, or through a subsidiary) (whether by way of stock purchase, asset purchase, merger or otherwise) any other Person or other Person’s assets for a purchase price (A) of $50,000,000 or more or (B) representing at least six (6) times such Person’s LTM EBITDA;

(vii) Sales. Any sale, divestiture or disposition of any business, division, unit or assets of the Corporation or any of its subsidiaries that would result in a pro forma reduction of (A) more than $25,000,000 in the Corporation’s and its subsidiaries combined annual revenue or (B) $2,500,000 or more in LTM EBITDA;

(viii) Debt. Other than Permitted Liens as defined in the Credit Agreement, incur any indebtedness or create, incur, assume any liens on or with respect to any property or asset of any kind that include negative pledges, other than in connection with the incurrence of indebtedness for borrowed money that is on market terms and in an aggregate amount (together with all other indebtedness of the Corporation and/or its subsidiaries) not in excess of (A) 3x LTM EBITDA or (B) $300,000,000 in the aggregate, in either case, determined on a pro forma basis (giving effect to the incurrence of indebtedness);

(ix) Business. Engage in any business or line of business other than the business engaged in by the Corporation and its subsidiaries as of the Original Issue Date of the Series F Preferred Stock (the “Existing Business”) or businesses, services and activities that are related, complementary, incidental, ancillary or similar to the Existing Business or are extensions or developments thereof;

(x) Dissolution and Bankruptcy. Voluntarily commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of indebtedness, seeking to have an order for relief entered with respect to it, or seeking to adjudicate the Corporation or any of its subsidiaries as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to its debts, or seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets;

(xi) Subsidiary Actions. Permit any of the Corporation’s subsidiaries to take any action which, if taken by the Corporation, would require the consent of the Series F Majority;

(xii) Authorize any of, or commit or agree to take any of, the foregoing actions other than in the event when such authorization or commitment is subject to the consent of the Series F Majority prior to the consummation or closing of any such actions; or

(xiii) Amendment. Amend this Section 4(f) or Article Eleven.

(g) Approval by Series F-1 Preferred Stock. In addition to any other class or series vote that may be required by law, the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent) of the holders of a majority of the then outstanding shares of the Series F-1 Preferred Stock voting on an as converted to Series A Common Stock basis:

(i) No Change. Amend, alter, waive, repeal or change the terms, designations, powers, rights, preferences, privileges or relative, participating, optional or other special rights, or the qualifications, limitations or restrictions, of the Series F-1 Preferred Stock, including, without limitation, by way of amendment, alteration, waiver or change in the Corporation’s Bylaws or Certificate; or

(ii) Amendment. Amend this Section 4(g).

(h) Approval by Series F-2 Preferred Stock. In addition to any other class or series vote that may be required by law, the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent) of the holders of a majority of the then outstanding shares of the Series F-2 Preferred Stock voting on an as converted to Series A Common Stock basis:

(i) No Change. Amend, alter, waive, repeal or change the rights, preferences, privileges or restrictions of the Series F-2 Preferred Stock including, without limitation, by way of amendment, alteration, waiver or change in the Corporation’s Bylaws or Certificate; or

(ii) Amendment. Amend this Section 4(h).

(i) Approval by Series F-3 Preferred Stock. In addition to any other class or series vote that may be required by law, the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent) of the holders of a majority of the then outstanding shares of the Series F-3 Preferred Stock voting on an as converted to Series A Common Stock basis:

(i) No Change. Amend, alter, waive, repeal or change the rights, preferences, privileges or restrictions of the Series F-3 Preferred Stock including, without limitation, by way of amendment, alteration, waiver or change in the Corporation’s Bylaws or Certificate; or

(ii) Amendment. Amend this Section 4(i).

(j) Approval by Series F-4 Preferred Stock. In addition to any other class or series vote that may be required by law, the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent) of the holders of a majority of the then outstanding shares of the Series F-4 Preferred Stock voting on an as converted to Series A Common Stock basis:

(i) No Change. Amend, alter, waive, repeal or change the terms, designations, powers, rights, preferences, privileges or relative, participating, optional or other special rights, or the qualifications, limitations or restrictions, of the Series F-4 Preferred Stock, including, without limitation, by way of amendment, alteration, waiver or change in the Corporation’s Bylaws or Certificate; or

(ii) Amendment. Amend this Section 4(g).

(k) Warrant Holders. Each holder of an Investor Warrant shall have voting rights as permitted therein. For purposes of the foregoing, “Investor Warrant” shall mean a warrant, exercisable to purchase Series A Common Stock of the Corporation issued to any holder of Preferred Stock prior to the date hereof or in connection with the Series F Stock Purchase Agreement.

Section 5. Qualified Initial Public Offering; Redemption of Series F Preferred Stock; Redemption of Series E-1 Preferred Stock.

(a) Qualified Initial Public Offering. The Corporation shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things, necessary, proper or advisable in order to consummate a Qualified Initial Public Offering within three (3) years of the Original Issue Date of the Series F Preferred Stock.

(b) Redemption Trigger and Notice. If, (i) the Corporation has not consummated a Qualified Initial Public Offering by the fifth (5th) year anniversary of the Original Issue Date of the Series F Preferred Stock (the “QIPO Redemption Trigger”), (ii) a Material Breach has occurred (the “Material Breach Redemption Trigger”) or (iii) the Series E-1 Put Right is exercised by the Series E-1 Stockholders in accordance with Section 6 (the “Series E-1 Put Trigger”), the Series F Majority shall have the right, subject to Section 5(b) below, to compel the Corporation to redeem all, any portion, or any remaining portion of the outstanding shares of the Series F Preferred Stock for a price per share of the Series F Preferred Stock equal to the greater of (the “Series F Redemption Price”): (x) Fair Market Redemption Value of the Series F

Preferred Stock and (y) the Series F Original Issue Price plus any accrued but unpaid dividends on such shares of the Series F Preferred Stock as of the Series F Redemption Date (the “Series F Redemption Right” and such redemption, the “Series F Redemption”). “Material Breach” shall mean (A) any uncured Default or Event of Default (as defined in the Credit Agreement as may be amended from time to time by amendment, waiver or consent of the lender(s) or as defined in a new facility (a “Replacement Credit Facility”)) that results in the acceleration of the outstanding amounts payable under the Credit Agreement or a Replacement Credit Facility or (B) any breach by the Corporation that remains uncured for a period of 90 days of Sections 4(f)(i), 4(f)(v), 4(f)(vii) or 4(f)(viii)(A) (provided, that for purposes of this Section 5(b), (1) the reference to “3x LTM EBITDA” in Section 4(f)(viii)(A) shall be replaced with “3.5x LTM EBITDA”; and (2) clauses (A) and (B) in Section 4(f)(vii) shall be replaced with “more than 12% of LTM EBITDA”) or of Sections 4(f)(xi), 4(f)(xii) or 4(f)(xiii) as the same relates to the foregoing Sections. The Series F Majority may elect to exercise the Series F Redemption Right by providing a written notice to the Corporation and the Series E-1 Stockholders (the “Series F Redemption Notice”) (A) at any time following the occurrence of the QIPO Redemption Trigger (provided that any Series F Redemption Notice in respect of the QIPO Redemption Trigger may be delivered on at least three (3) months’ prior notice at any time following the date that is three (3) months prior to the fifth (5th) year anniversary of the Original Issue Date of the Series F Preferred Stock), (B) in the event of a Material Breach Redemption Trigger, within ninety (90) days after the Series F Holders obtain knowledge of the applicable Material Breach or (C) in the event of a Series E-1 Put Trigger, concurrently with, or within thirty (30) days after the exercise of the Series E-1 Put Right; provided, that the Series F Majority may issue up to two (2) separate Series F Redemption Notices pursuant to this Section 5(b) and any such second Series F Redemption Notice shall be required to compel the redemption of the entire remaining portion of the outstanding shares of the Series F Preferred Stock.

(c) Redemption Mechanics.

(i) The Corporation shall promptly redeem all of the outstanding shares of the Series F Preferred Stock (or such portion thereof that is subject to the applicable Series F Redemption Notice) ratably among the Series F Holders upon delivery of the applicable Series F Redemption Notice or, in the case of a Series F Redemption in respect of the QIPO Redemption Trigger, within 30 days following the expiration of the three (3) month advance notice period (the day on which the Series F Redemption Closing is actually consummated, the “Series F Redemption Date”).

(ii) Within fifteen (15) days following the Corporation’s receipt of a Series F Redemption Notice, the Corporation shall provide written notice by delivery in person, certified or registered mail, return receipt requested, or facsimile, to each holder of record (at the close of business on the business day next preceding the day on which the Series F Redemption Notice is given) of shares of the Series F Preferred Stock notifying such holder of the redemption event and specifying the Series F Redemption Price, Series F Redemption Date, the number of shares of Series F Preferred Stock to be redeemed from such holder, and the place where said Series F Redemption Price shall be payable. The notice shall be addressed to each holder at its address as shown by the records of the Corporation.

(iii) After receipt of the Series F Redemption Notice and at least five (5) days prior to the consummation of the Series F Redemption, each Series F Holder shall deliver to the Corporation in escrow the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer (or accompanied by duly executed stock powers relating thereto), or an affidavit of loss with respect to such certificates at the principal executive office of the Corporation or such other place as the Corporation may from time to time designate by notice to the Series F Holders, and on the Series F Redemption Date each delivered certificate shall be automatically canceled and retired simultaneously with the payment in full of the Series F Redemption Price. At the closing of the Series F Redemption (the “Series F Redemption Closing”), unless (and to the extent) it does not have sufficient legally available assets, upon the delivery by the Series F Holders of such certificates or affidavits, the Corporation shall deliver to the Series F Holders the payment required for the repurchase of the Series F Preferred Stock held by each holder of Series F Preferred Stock in cash by wire transfer of immediately available funds to an account or accounts designated in writing by the Series F Holders. Notwithstanding anything to the contrary contained herein, the Corporation shall, and shall cause each of its Affiliates to, take reasonable best efforts to arrange and obtain all funds necessary to fund the payment of the aggregate Series F Redemption Price (and, if applicable to use reasonable best efforts to remove any impediments to its ability to redeem the total number of shares of the Series F Preferred Stock required to be redeemed pursuant hereto) by no later than the Series F Redemption Closing, including, without limitation, by: (w) to the extent permissible under applicable law or then existing contractual or debt obligations, reducing the stated capital of the Corporation or causing a revaluation of the assets of the Corporation under Section 154 of the General Corporation Law to create sufficient surplus to make such redemption, (x) using reasonable best efforts to negotiate removal or alleviation of any impediments with any lenders or third parties in connection with the Credit Agreement, a Replacement Credit Facility or any other contractual or debt obligation, (y) obtaining third party debt financing and/or (z) pursuing and effectuating strategic alternatives including a Liquidation Transaction, the offering of Common Stock on a public exchange, recapitalization, refinancing or other similar liquidity event. If, notwithstanding any such efforts, the Corporation fails to deliver payment to the Series F Holders for the shares of the Series F Preferred Stock, then the Series F Holders shall thereupon be freely entitled to bring any suit, proceeding or any other action or to otherwise pursue any and all remedies to enforce the Corporation’s obligations under this Section 5 or to recover damages for the breach of this Section 5. The Corporation shall reimburse and pay over to the Series F Holders the full amount of any and all costs and expenses (including, without limitation, reasonable attorneys’ fees) relating to any such enforcement and/or recovery of damages. If the legally available assets of the Corporation on the Series F Redemption Date are insufficient to redeem the total number of shares of the Series F Preferred Stock on such date, then those assets will be used to redeem the maximum possible number of shares of the Series F Preferred Stock ratably among the Series F Holders on such date. At any time thereafter when additional funds of the Corporation are available for the redemption of shares of the Series F Preferred Stock, such funds (unless prohibited by law or then existing contractual or debt obligations) will be used to redeem the balance of the shares of the Series F Preferred Stock that the Corporation has become obligated to redeem on the Series F Redemption Date but that it has not redeemed, and such redemption shall occur as soon as practicable after such additional funds become so available.

(iv) From and after the close of business on the Series F Redemption Date, unless there shall have been a failure to timely pay the redemption price in full (and in cash), all rights of the Series F Holders (except the right to receive the Series F Redemption Price) shall cease with respect to the shares redeemed on the Series F Redemption Date, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

(d) Realization Event Committee Appointment. In the event the Series F Majority elects not to exercise the Series F Redemption Right, the Series F Majority shall have the right to appoint an additional member to the Realization Event Committee (as provided for in the Stockholders’ Agreement).

Section 6. Series E-1 Preferred Stock; Put and Call Rights.

(a) The holders of the Series E-1 Preferred Stock (the “Series E-1 Stockholders”) will have the right, but not the obligation, exercisable no earlier than upon (i) the fifth (5th) year anniversary of the Original Issue Date of the Series F Preferred Stock (the “Series E-1 Anniversary”), (ii) the Corporation’s satisfaction of any and all Obligations in their entirety under (and as defined in) the Credit Agreement, or (iii) the closing by the Corporation of the creation, sale and issuance of any shares of any series of senior equity securities of the Corporation not created or authorized for issuance on the Original Issue Date of the Series F Preferred Stock that is subject to approval by the Series F Majority, to cause the Corporation, to the extent it has legally available assets to do so, to redeem all of the shares (but not less than all of the shares) of the Series E-1 Preferred Stock at a per-share price equal to the Series E-1 Original Issue Price plus accrued and unpaid dividends on each share of the Series E-1 Preferred Stock (the “Series E-1 Put Right”). To exercise the Series E-1 Put Right, the Series E-1 Stockholders shall provide written notice to the Corporation and the Series F Holders notifying the Corporation and the Series F Holders of its election to exercise the Series E-1 Put Right. The closing of the Series E-1 Put Right, shall take place at the principal office of the Corporation as soon as practicable, but, subject to Section 5(c)(i), not later 90 days after such written notice has been delivered to the Corporation for the exercise of the Series E-1 Put Right. At the closing of the Series E-1 Put Right, upon the delivery by the Series E-1 Stockholders of the certificates representing the shares of the Series E-l Preferred Stock (or customary affidavits of loss of such certificates), the Corporation shall (i) deliver to the Series E-1 Stockholders the payment required for the repurchase of the Series E-1 Preferred Stock held by each holder of Series E-1 Preferred Stock in cash by wire transfer of immediately available funds to an account or accounts designated in writing by the Series E-1 Stockholders and (ii) cancel all of the certificates representing the shares of the Series E-1 Preferred Stock. If, for any reason, unless it is not then legally able to do so, the Corporation fails to deliver payment to the Series E-1 Stockholders for the shares of the Series E-1 Preferred Stock, then the Series E-1 Stockholders shall thereupon be freely entitled to bring any suit, proceeding or any other action or to otherwise pursue any and all remedies to enforce the Corporation’s obligations under this Section 6(a) or to recover damages for the breach of this Section 6(a). The Corporation shall reimburse and pay over to the Series E-1 Stockholders and/or GSO the full amount of any and all costs and expenses (including, without limitation, reasonable attorneys’ fees) relating to any such enforcement and/or recovery of damages.

(b) In the event the Series E-1 Stockholders fail to approve any senior equity investment into the Corporation at a price per share higher than the Series E-1 Original Issue Price for any reason or no reason after being provided written notice of a new offering by the Corporation, then the Corporation shall have the right, but not the obligation, by delivery of a written notice to the Series E-1 Stockholders (the “Call Notice”), to cause each Series E-1 Stockholder to sell all of the shares of the Series E-1 Preferred Stock then owned by each Series E-1 Stockholder to the Corporation (the “Call Right”) for a price per share equal to IOI% of the Series E-1 Original Issue Price plus accrued and unpaid dividends on each share of the Series E-1 Preferred Stock (the “Repurchase Price”). The amount of the Repurchase Price shall be determined as of the date of the Call Notice. The closing of the Call Right shall be subject to the closing of the senior equity investment and shall take place at the same time and location as the closing of the senior equity investment (“Call Closing”). At the Call Closing, upon the delivery by each Series E-1 Stockholder of the certificates representing the shares of the Series E-1 Preferred Stock (or customary affidavits of loss of such certificates), the Corporation shall (i) deliver the Repurchase Price to the Series E-1 Stockholders by wire transfer of immediately available funds to an account or accounts designated in writing by the Series E-1 Stockholders and (ii) cancel all of the certificates representing the shares of the Series E-1 Preferred Stock owned by each Series E-1 Stockholder. If, for any reason, any Series E-1 Stockholder fails to deliver the shares of the Series E-1 Preferred Stock to the Corporation (or customary affidavits of loss of such certificates), then the Corporation shall thereupon be freely entitled to bring any suit, proceeding or any other action or to otherwise pursue any and all remedies to enforce the Series E-1 Stockholders’ obligations under this Section 6 or to recover damages for the breach of this Section 6(b) (including any damages relating to or arising from the Corporations inability to close on the senior equity investment triggering this Section 6(b)). The Series E-1 Stockholders and/or GSO shall reimburse and pay over to the Corporation the full amount of any and all costs and expenses (including, without limitation, reasonable attorneys’ fees) relating to any such enforcement and/or recovery of damages.

(c) Notwithstanding anything to the contrary contained herein, if an election for redemption is made by the holders of the Series F Preferred Stock within thirty (30) days of the delivery of the notice of exercise of the Series E-1 Put Right required by Section 6(a), (i) in no event shall the Corporation consummate the transactions or make any payments contemplated by the Series E-1 Put Right or the Call Right, as applicable, without giving effect to the priority of the Series F Preferred Return and (ii) the holders of the Series E-1 Preferred Stock requesting redemption shall not be entitled to receive any payment in respect of such redemption until all shares of the Series F Preferred Stock requested and entitled to be redeemed have been completely redeemed in accordance with the terms hereof; provided, solely in connection with a redemption of the Series E-1 Preferred Stock as a result of the exercise of the Series E-1 Put Right upon the Series E-1 Anniversary, the redemption of the Series E-1 Preferred Stock and the Series F Preferred Stock (if applicable) shall be made on a pari passu basis.

Section 7. Reacquired Shares. Any shares of Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof and shall not be issuable by the Corporation.

FIVE. The Corporation is to have perpetual existence.

SIX. Except as otherwise provided in this Certificate, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

SEVEN. Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.

EIGHT. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside of the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

NINE.

(a) Limitation of Director’s Liability. To the fullest extent not prohibited by the General Corporation Law as the same exists or as it may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for conduct as a director.

(b) Indemnification of Corporate Agents. The Corporation shall indemnify to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Person in connection with any such Proceeding. The Corporation shall be required to indemnify a Person in connection with a Proceeding initiated by such Person only if the Proceeding was authorized by the Board.

The Corporation shall have the power to indemnify, to the extent permitted by applicable law, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Person in connection with any such Proceeding.

(c) Repeal or Modification. Neither any amendment or repeal of this Article Nine, nor the adoption of any provision of this Certificate inconsistent with this Article Nine, shall eliminate or reduce the effect of this Article Nine, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article Nine, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

TEN. The Corporation hereby elects not to be governed by Section 203 of the General Corporation Law.

ELEVEN.

(a) Business Opportunities.

(i) In anticipation that institutional holders of Preferred Stock (which for avoidance of doubt included Greenhill Capital Partners, LP), including the officers, directors, partners, managers, employees and Affiliates of such Persons, who are not part of management of the Corporation or its subsidiaries (collectively, the “Institutional Investors”) will be, indirectly or directly, substantial stockholders of the Corporation, and in recognition of (A) the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with the Institutional Investors (including their service as directors of the Corporation) and (B) the difficulties attendant to any director, who desires and endeavors fully to satisfy such director’s fiduciary duties, in determining the full scope of such duties in any particular situation, the provisions of this Article Eleven are set forth to regulate, define and guide the conduct of certain affairs of the Corporation as they may involve the Institutional Investors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

(ii) The Institutional Investors shall have the right to (i) engage, directly or indirectly, in the same or similar business activities or lines of business as the Corporation and (ii) do business with any client, competitor or customer of the Corporation, with the result that the Corporation shall have no right in or to such activities or any proceeds or benefits therefrom, and the Institutional Investors (except as provided in clause (i) of this Section (a) of this Article Eleven) shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of the Institutional Investors’ participation therein. In the event that any Institutional Investor acquires knowledge, other than knowledge acquired by virtue of any Institutional Investor being a stockholder or director of the Corporation, of a potential transaction or matter that may be a corporate opportunity for the Institutional Investor, on the one hand, and the Corporation, on the other hand, the Institutional Investor shall have no duty to communicate or present such corporate opportunity to the Corporation and the Corporation hereby renounces any interest or expectancy it may have in such corporate opportunity.

(iii) Any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Eleven.

(iv) For purposes of this Article Eleven only, the “Corporation” shall mean the Corporation and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power or similar voting interests.

TWELVE. As used herein, the following terms shall have the respective meanings specified below:

(1) “Affiliate” means, with respect to any Person: (a) a director, manager, officer, partner, member, beneficiary or equity holder of such Person; (b) a spouse, parent, sibling or child of such Person (or spouse, parent, sibling or child of any director, manager or executive officer of such Person); and (c) any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

(2) “Credit Agreement” means that certain Credit Agreement, dated as of July I 0, 2015, (as amended, modified, extended, restated, replaced or supplemented from time to time and as may be further amended, modified, extended, restated, replaced or supplemented from time to time by way of waiver or written consent of the Lenders thereto) by and among the Corporation, Newstar Financial, Inc. as Administrative Agent and the other parties named therein from time to time.

(3) “Control” means (including, with correlative meanings, “controlled by” and “under common control with”), with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(4) “Fair Market Redemption Value” means with respect to any share of Series F Preferred Stock, the fair market value of such share on an as converted basis as of the Series F Redemption Date (without taking into account any illiquidity or minority discount), as determined by an independent nationally recognized valuation firm mutually selected by the Board and the Series F Majority; provided, that if the foregoing parties cannot agree on a valuation firm within ten (I 0) days following the delivery to the Corporation of the Series F Redemption Notice, then the Board, on the one hand, and the Series F Majority, on the other hand, each shall select an independent nationally recognized valuation firm and such valuation firms in turn shall select a third independent nationally recognized valuation firm whose valuation shall be controlling. The determination of such valuation firm (as finally selected hereunder) shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

(4) “LTM EBITDA” shall mean, as of any date of determination for the four (4) consecutive fiscal quarter period ending on or immediately prior to such date, (i) with respect to the Company and its subsidiaries, the Consolidated EBITDA (as defined in the Credit Agreement as may be amended from time to time by amendment, waiver or consent of the lender or a Replacement Credit Facility), after giving effect to any pro forma adjustments made by the Corporation in good faith or as otherwise approved, waived or consented to by the Lender under the Credit Agreement in determining whether an acquisition is a Permitted Acquisition (as defined in the Credit Agreement as may be amended from time to time by amendment, waiver or consent of the lender or a Replacement Credit Facility) or for the purposes of calculating Minimum EBITDA (as defined in the Credit Agreement as may be amended from time to time by amendment, waiver or consent of the lender or a Replacement Credit Facility) in determining covenant compliance under the Credit Agreement; and (ii) with respect to any other Person, the consolidated earnings before interest, taxes, depreciation and amortization of such Person and its subsidiaries for such period after giving effect to any pro forma adjustments made by the Corporation in good faith or as otherwise approved, waived or consented to by the lender under the Credit Agreement (as may be amended from time to time by amendment, waiver or consent of the lender or a Replacement Credit Facility) with respect to the approval of a Permitted Acquisition Certificate in determining whether an acquisition is a Permitted Acquisition.

(5) “Marketable Securities” means any equity securities that are freely tradeable by the holder thereof (who is not an Affiliate of the issuer), of a company listed on a U.S. national securities exchange with a public float of at least $500,000,000.

(6) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

The foregoing amendment and restatement of the Amended and Restated Certificate of Incorporation has been duly approved by the Board of the Corporation in accordance with the provisions of Sections 228, 242, and 245 of the General Corporation Law.

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IN WITNESS WHEREOF, the Corporation has caused this Tenth Amended and Restated Certificate of Incorporation to be signed by Steven Vine, its Executive Vice President and General Counsel, this November 14, 2019.

ZETA GLOBAL HOLDINGS CORP.

/s/ Steven Vine
Steven Vine, Executive Vice President
and General Counsel